UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2018

GARRETT MOTION INC.

(Exact name of Registrant as specified in its Charter)

Delaware	1-38636	82-487189
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

La Pièce 16, Rolle, Switzerland	1180
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +41 21 695 30 00

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 12, 2018 in connection with the previously announced complete legal and structural separation (the “Spin-Off”) of Garrett Motion Inc. (“we,” “us,” “our” or the “Company”) from Honeywell International Inc. (“Honeywell”), the Company entered into certain agreements with Honeywell, including an Indemnification and Reimbursement Agreement, by and among Honeywell ASASCO Inc., Honeywell ASASCO 2 Inc., and Honeywell (the “Indemnification and Reimbursement Agreement”) and Tax Matters Agreement, by and between Honeywell, Garrett Motion Inc., and, solely for purposes of Section 3.02(g), 5.05 and 6.13(b), Honeywell ASASCO Inc. and Honeywell ASASCO 2 Inc. (the “Tax Matters Agreement”).

Indemnification and Reimbursement Agreement

Pursuant to the Indemnification and Reimbursement, a subsidiary of the Company has an obligation to make cash payments to Honeywell in amounts equal to 90% of Honeywell’s asbestos-related liability payments and accounts payable, primarily related to the Bendix business in the United States, as well as certain environmental-related liability payments and accounts payable and non-United States asbestos-related liability payments and accounts payable, in each case related to legacy elements of Garrett’s turbo business, including the legal costs of defending and resolving such liabilities, less 90% of Honeywell’s net insurance receipts and, as may be applicable, certain other recoveries associated with such liabilities. The amount payable by such subsidiary in respect of such liabilities arising in any given year will be subject to a cap of an amount equal to the Euro-to-U.S. dollar exchange rate (to be determined by Honeywell as of a date within two business days prior to the completion of the Spin-Off) (the “Distribution Date Currency Exchange Rate”) equivalent of $175 million (exclusive of any late payment fees up to 5% per annum).

In the event of a global settlement of all or substantially all of the asbestos-related Bendix claims in the United States, our subsidiary will be obligated to pay 90% of the amount paid or payable by Honeywell in connection with such global settlement payment, less 90% of insurance receipts relating to such liabilities, and in such event, our subsidiary will be required to pay an amount equal to the Distribution Date Currency Exchange Rate equivalent of $175 million per year until the amount payable by our subsidiary in respect of such global settlement payment is less than an amount equal to the Distribution Date Currency Exchange Rate equivalent of $175 million. During that time, the annual payment by our subsidiary to Honeywell of an amount equal to the Distribution Date Currency Exchange Rate equivalent of $175 million will be first allocated towards asbestos-related liabilities arising outside of the scope of the global settlement and environmental-related liabilities and then towards the global settlement payment.

Payment amounts will be deferred to the extent that the payment thereof would cause a specified event of default under certain indebtedness, including our principal credit agreement, or cause us to not be compliant with certain financial covenants in certain indebtedness, including our principal credit agreement on a pro forma basis, including the maximum total leverage ratio (ratio of debt to EBITDA, which excludes any amounts owed to Honeywell under the Indemnification and Reimbursement Agreement), and the minimum interest coverage ratio. In each calendar quarter, our ability to pay dividends and repurchase capital stock in such calendar quarter will be restricted until any amounts payable under the Indemnification and Reimbursement Agreement in such quarter (including any deferred payment amounts) are paid to Honeywell and we will be required to use available restricted payment capacity under our debt agreements to make payments in respect of any such deferred amounts. Payment of deferred amounts and certain other payments (which are not expected to be material) could cause the amount our subsidiary is required to pay under the Indemnification and Reimbursement Agreement in any given year to exceed an amount equal to the Distribution Date Currency Exchange Rate equivalent of $175 million per year (exclusive of any late payment fees up to 5% per annum). All amounts payable under the Indemnification and Reimbursement Agreement will be guaranteed by certain of our subsidiaries that act as guarantors under our principal credit agreement. The ability for certain of our subsidiaries to make distributions in respect of and/or provide guarantees under the Indemnification and Reimbursement Agreement will be limited by any defenses generally available to guarantors (including, without limitation, those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose, thin capitalization, distributable reserves, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally) or other legal requirements under applicable law. Under the Indemnification and Reimbursement Agreement, we are subject to certain of the affirmative and negative covenants to which we are subject under our principal credit agreement. Further, pursuant to the Indemnification and Reimbursement Agreement, our ability to (i) amend or replace our principal credit agreement, (ii) enter into another credit agreement and make amendments or waivers thereto, or (iii) enter into or amend or waive any provisions under other agreements, in each case, in a manner that would adversely affect the rights of Honeywell under the Indemnification and Reimbursement Agreement, will be subject to Honeywell’s prior written consent. This consent right significantly limits our ability to engage in many types of significant transactions on favorable terms (or at all), including, but not limited to, equity and debt financings, liability management transactions, refinancing transactions, mergers, acquisitions, joint ventures and other strategic transactions.

The obligation will continue until the earlier of: (1) December 31, 2048; or (2) December 31 of the third consecutive year during which the annual payment obligation (including in respect of deferred payment amounts) has been less than an amount equal to the Distribution Date Currency Exchange Rate equivalent of $25 million.

Tax Matters Agreement

The Tax Matters Agreement governs the respective rights, responsibilities and obligations of Honeywell and us after the Spin-Off with respect to all tax matters (including tax liabilities, tax attributes, tax returns and tax contests).

The Tax Matters Agreement generally provides that we are responsible and will indemnify Honeywell for all taxes, including income taxes, sales taxes, VAT and payroll taxes, relating to Garrett for all periods, including periods prior to the completion date of the Spin-Off. Among other items, as a result of the mandatory transition tax imposed by the tax legislation commonly referred to as the Tax Cuts and Jobs Act, one of our subsidiaries is required to make payments to a subsidiary of Honeywell in the amount representing the net tax liability of Honeywell under the mandatory transition tax attributable to the Company, as determined by Honeywell. This amount will be payable in Euros (calculated by reference to the Distribution Date Currency Exchange Rate), without interest, in five annual installments, each equal to 8% of the aggregate amount, followed by three additional annual installments equal to 15%, 20% and 25% of the aggregate amount, respectively. In addition, the Tax Matters Agreement addresses the allocation of liability for taxes that are incurred as a result of restructuring activities undertaken to effectuate the Spin-Off. We have the right to control any audit or contest relating to any of these taxes for which we are solely liable (other than the mandatory transition tax), but Honeywell has the right to review and comment on our conduct of any such audit or contest, and Honeywell controls any other audit or contest.

In addition, the Tax Matters Agreement provides that we are required to indemnify Honeywell for any taxes (and reasonable expenses) resulting from the failure of the Spin-Off and related internal transactions to qualify for their intended tax treatment under U.S. federal, state and local income tax law, as well as foreign tax law, where such taxes result from (a) breaches of covenants and representations we make and agree to in connection with the Spin-Off, (b) the application of certain provisions of U.S. federal income tax law to these transactions or (c) any other action or omission (other than actions expressly required or permitted by the Separation and Distribution Agreement, the Tax Matters Agreement or other ancillary agreements) we take after the Spin-Off that gives rise to these taxes. Honeywell has the exclusive right to control the conduct of any audit or contest relating to these taxes, but will not be permitted to settle any such audit or contest to the extent we are liable for such underlying taxes without our consent (which we may not unreasonably withhold, condition or delay).

The Tax Matters Agreement imposes certain restrictions on us and our subsidiaries (including restrictions on share issuances, redemptions or repurchases, business combinations, sales of assets and similar transactions) that are designed to address compliance with Section 355 of the Internal Revenue Code of 1986, as amended, and are intended to preserve the tax-free nature of the Spin-Off. Under the Tax Matters Agreement, these restrictions apply for two years following the Spin-Off, unless Honeywell gives its consent for us to take a restricted action, which it is permitted to grant or withhold at its sole discretion. Even if Honeywell does consent to our taking an otherwise restricted action, we will remain liable to indemnify Honeywell in the event such restricted action gives rise to an otherwise indemnifiable liability. These restrictions may limit our ability to pursue strategic transactions or engage in new businesses or other transactions that may maximize the value of our business, and might discourage or delay a strategic transaction that our stockholders may consider favorable.

The descriptions of the Indemnification and Reimbursement Agreement and the Tax Matters Agreement are qualified in its entirety by reference to the full text of such agreements, which are attached as Exhibits 2.1 and 2.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01 Other Events.

On September 14, 2018, Honeywell International Inc. announced that Garrett LX I S.à r.l., and Garrett Borrowing LLC, wholly owned subsidiaries of the Company, had commenced a private offering of €450 million aggregate principal amount of senior notes due 2026 (the “Notes”). The precise size, timing and terms of the Notes are subject to market conditions and other factors. The Notes will be guaranteed on a senior subordinated basis by the Company, each of the Company’s domestic subsidiaries and certain of the Company’s foreign subsidiaries. A copy of the press release announcing the offering of the Notes is filed as Exhibit 99.1 hereto, which is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit 2.1	Indemnification and Reimbursement Agreement, dated September 12, 2018, by and among Honeywell ASASCO Inc., Honeywell ASASCO 2 Inc., and Honeywell International Inc.**

Exhibit 2.2	Tax Matters Agreement, dated September 12, 2018, by and between Honeywell International Inc., Garrett Motion Inc., and, solely for purposes of Section 3.02(g), 5.05 and 6.13(b), Honeywell ASASCO Inc. and Honeywell ASASCO 2 Inc.**

Exhibit 99.1	Press Release, dated September 14, 2018.

**

Certain schedules and similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish copies of any of the omitted schedules and similar attachments upon request by the U.S. Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 14, 2018	Garrett Motion Inc.

	By:	/s/ Su Ping Lu
Su Ping Lu President